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                                                                    Exhibit 16.1


September 28, 2004

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K/A dated August 17, 2004, of Vitria Technology, Inc. and are in agreement with the statements contained in the first and fifth sentences of paragraph 1 and in paragraphs 2, 3 and 4 on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP